EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form S-8 of Abaxis, Inc. of our reports dated June 13, 2008 relating to the financial statements and financial statement schedule of Abaxis, Inc. as of March 31, 2008 and 2007 and for each of the three years in the period ended March 31, 2008, and the effectiveness of internal control over financial reporting as of March 31, 2008, appearing in the Annual Report on Form 10-K of Abaxis, Inc. for the year ended March 31, 2008.

/s/ Burr, Pilger & Mayer LLP
San Jose, California
December 30, 2008